Exhibit 10.66

AMENDMENT
TO
EXCHANGE RIGHTS AGREEMENT
(CLASS B OPERATING PARTNERSHIP UNITS)

          Amendment, dated as of December 17, 2003 (this “Amendment”), to Exchange Rights Agreement dated as of January 2, 1998, among Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”), SLC Operating Limited Partnership (the “Operating Partnership”) and certain limited partners of the Operating Partnership (the “Agreement”). All capitalized terms used in this First Amendment and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.

          WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation and its shareholders to exercise the Corporation’s right pursuant to Section 2(c) of the Agreement to modify the right to exchange Class B OP Units pursuant to the Agreement, and the amendment thereto, dated October 10, 2002, as set forth in this Amendment to extend the period of time during which the holders of Class B OP Units can exchange such units for Class B EPS.

          NOW, THEREFORE, the Corporation agrees, for its benefit and the benefit of the holders of Class B OP Units, as follows:

1.	Notwithstanding anything contained in Section 2(a) of the Agreement or in the form of Letter of Transmittal attached thereto as Exhibit A to the contrary, a holder of Class B OP Units may make a Class B EPS Request in a Letter of Transmittal delivered to the Trust after the Cross-Over Date and on or prior to January 2, 2005.

2.	Except as otherwise specifically set forth herein, all terms and provisions of the Agreement shall remain in full force and effect and shall be unmodified by the effectiveness of this Amendment.

          IN WITNESS WHEREOF, Starwood Hotels & Resorts Worldwide, Inc. has adopted this Amendment as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:

	Name:	Kenneth S. Siegel
	Title:	Executive Vice President, General Counsel and Secretary